UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 — OTHER EVENTS

On December 21, 2005, pursuant to the motion (the “Motion”) of Calpine Corporation (“Calpine”) and Calpine’s debtor affiliates (together with Calpine, the “Debtors”) in the chapter 11 proceeding captioned “In re Calpine Corporation, et al.,” Case No. 05-60200 (BRL), the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) approved certain notification and other procedures requiring all “Substantial Shareholders” of Calpine common stock to provide the Debtors, the Debtors’ restructuring counsel and the Bankruptcy Court advance notice of their intent to buy or sell Calpine common stock (including options to acquire common stock and other equity instruments, as further specified in the Motion) prior to effectuating any such transfer. A “Substantial Shareholder” is a person or entity that beneficially owns or, as a result of a transaction, would beneficially own at least 25,600,000 shares (including options to acquire shares) of Calpine common stock.

The notice procedures were requested by the Debtors to identify and, where necessary, restrict potential trades of Calpine common stock that could negatively impact the Debtors’ accrued net operating losses and other tax attributes. Pursuant to the Bankruptcy Court’s order approving the Motion, the Debtors have 30 calendar days after notification of a transfer by a Substantial Shareholder to file any objections with the Bankruptcy Court and serve notice on such Substantial Shareholder. If the Debtors file any objections, the transfer would not be effective unless approved by a final and nonappealable order of the Bankruptcy Court.

In addition, a person or entity that is or becomes a Substantial Shareholder must file with the Bankruptcy Court, and provide the Debtors and their restructuring counsel with, notification of such status on or before the later of (a) 40 days after the effective date of the notice of entry of the order approving the Motion or (b) ten days after becoming a Substantial Shareholder.

The Bankruptcy Court’s order approving the Motion, the Motion, and all other supporting notices and materials related to the Motion and filed by the Debtors with the Bankruptcy Court are available at www.kccllc.net/calpine. Furthermore, all Calpine shareholders of record as of January 18, 2006 will be sent written notification of the order approving the Motion. The information set forth on the foregoing website shall not be deemed to be a part of or incorporated by reference into this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: January 27, 2006